Exhibit (a)(1)(D)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TELECOMMUNICATION SYSTEMS, INC.
at
$5.00 Net Per Share
by
TYPHOON ACQUISITION CORP.
a wholly owned subsidiary
of
COMTECH TELECOMMUNICATIONS CORP.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, JANUARY 5, 2016, UNLESS THE OFFER IS EXTENDED.
December 7, 2015
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Typhoon Acquisition Corp., a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Comtech Telecommunications Corp., a Delaware corporation (“Comtech”), is making an offer to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), and shares of Class B common stock, par value $0.01 per share (the “Class B Shares”, together with the Class A Shares, the “Shares”), of TeleCommunication Systems, Inc., a Maryland corporation (“TCS”), at a purchase price of $5.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated December 7, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”).
Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
1.
The Offer to Purchase dated December 7, 2015.

2.
The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.
The notice of guaranteed delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4.
A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.
The letter to stockholders of TCS from Maurice B. Tosé, the Chairman, Chief Executive Officer and President of TCS, accompanied by TCS’ Solicitation/Recommendation Statement on Schedule 14D-9.

6.
Guidelines for Certification of Taxpayer Identification Number on Form W-9 providing information relating to federal income tax backup withholding.

7.
Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, JANUARY 5, 2016, UNLESS THE OFFER IS EXTENDED.
The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 22, 2015 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among TCS, Comtech and Purchaser. The Merger Agreement provides, among other things, that after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into TCS (the “Merger”), with TCS continuing as the surviving corporation and a wholly owned subsidiary of Comtech.
The TCS board of directors (the “TCS Board”), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of TCS formed for the purpose of, among other things, evaluating and making a recommendation to the TCS Board with respect to the Merger Agreement and the transactions contemplated thereby, has, by unanimous vote of all of the directors, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby are fair to and in the best interests of TCS and the stockholders of TCS, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and (iii) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the stockholders of TCS accept the Offer and tender their Shares to Purchaser in the Offer.
The Offer is conditioned upon, among other things:
•
there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with any Shares then owned by Purchaser (if any), would represent at least a majority of the issued and outstanding Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such shares are actually delivered in accordance with the terms of the Offer);

•
the expiration or termination of the waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
the absence of any law or order by any governmental authority of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which TCS or any of its subsidiaries, or Comtech or any of its subsidiaries, engage in material business activities that would prohibit, declare unlawful, enjoin or otherwise prevent the consummation of the Offer or the Merger or any of the transactions contemplated by the Merger Agreement; and

•
two business days (or such fewer number of business days that remain between the end of the Marketing Period and March 22, 2016) having passed after the completion of the Marketing Period (as described in the Offer to Purchase).

Other conditions of the Offer are described in the Offer to Purchase. See Section 13 “Conditions of the Offer” of the Offer to Purchase. See also Section 15 “Certain Legal Matters” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Comtech obtaining financing.
Neither Comtech nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than Innisfree M&A Incorporated (the “Information Agent”) and the Depositary as described in the Offer to Purchase, the fees and commissions of which will be paid by Comtech) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Comtech or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.
If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.
Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.
Very truly yours,
Comtech Telecommunications Corp.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF COMTECH, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.